Exhibit 4.1

[FACE OF NOTE]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”), EUROCLEAR BANK SA/NV (“EUROCLEAR”), OR CLEARSTREAM BANKING, SOCIETE ANONYME (“CLEARSTREAM”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF ITS AUTHORIZED NOMINEE, OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC, EUROCLEAR OR CLEARSTREAM (AND ANY PAYMENT IS MADE TO ITS AUTHORIZED NOMINEE, OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC, EUROCLEAR OR CLEARSTREAM), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, ITS AUTHORIZED NOMINEE, HAS AN INTEREST HEREIN.

THIS NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 9.05 OF THE INDENTURE, (II) THIS NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.07 OF THE INDENTURE, (III) THIS NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE INDENTURE AND (IV) THIS NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE).

BOOKING HOLDINGS INC.

4.100% SENIOR NOTES DUE 2025

No. [•]

$[•]

ISIN US09857LAP31

CUSIP 09857L AP3

BOOKING HOLDINGS INC., a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company”, which term includes any successor Person under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to Cede & Co. or registered assigns, the principal sum as set forth in the attached Schedule of Increases and Decreases, at the office or agency of the Company in the Borough of Manhattan, The City and State of New York, or any other office or agency designated by the Company for that purpose, semi-annually in arrears on April 13 and October 13 of each year, in U.S. dollars, commencing on October 13, 2020, on said principal sum at said office or agency, in like coin or currency, at the rate of 4.100% per annum. Interest on the Notes (as defined on the reverse hereof) will accrue from the most recent date from which interest has been paid, or if no interest has been paid, from April 13, 2020, until payment of said principal sum has been made or duly provided for. The interest so payable on April 13 and October 13 will, subject to certain exceptions provided in the Indenture referred to on the reverse hereof, be paid to the person in whose name this Note is registered at the close of business on the April 1 and October 1, preceding such April 13 and October 13, respectively, unless the Company shall default in the payment of interest due on such interest payment date, in which case such defaulted interest, at the option of the Company, may be paid to the person in whose name this Note is registered at the close of business on a special record date for the payment of such defaulted interest established by notice to the registered Holders of Notes not less than thirty days preceding such special record date or may be paid in any other lawful manner.  Interest on this Note will be calculated on the basis of a 360 day year comprised of twelve 30 day months.

If any interest payment date or the maturity date falls on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay. The term ‘‘business day’’ means any day, other than a Saturday or Sunday, that is not a day on which banking institutions in the City of New York are authorized or required by law or executive order to close.

Reference is made to the further provisions of this Note set forth on the reverse hereof.  Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof or an authenticating agent appointed by the Company, by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed and delivered.

Dated: April 13, 2020

BOOKING HOLDINGS INC.

By:
Name:
Title:

This is one of the Notes designated therein referred to in the within mentioned Indenture.

Dated: April 13, 2020

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

[REVERSE OF NOTE]

1.            Notes.

This Note is one of a duly authorized issue of Senior Notes of the Company (herein called the “Notes”), issued and to be issued in one or more series under an Officers’ Certificate of the Company, dated as of April 13, 2020 (the “Officers’ Certificate”), pursuant to the Indenture dated as of August 8, 2017 (the “Base Indenture” and, together with the Officer’s Certificate, the “Indenture”) between the Company and U.S. Bank National Association, as Trustee (herein called the “Trustee,” which term includes any successor Trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, and the Holders and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof as “4.100% Senior Notes due 2025,” issued in an initial aggregate principal amount of $1,000,000,000. The Notes will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

2.            No Sinking Fund.

The Notes will not be entitled to the benefit of any sinking fund.

3.            Optional Redemption.

(a) At the Company’s option, the Notes may be redeemed in whole or in part on or after March 13, 2025 (the “Par Call Date”), at 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon, if any, to, but excluding, the date of redemption.

(b) At the Company’s option, the Notes may be redeemed prior to the Par Call Date, in whole or in part, at any time. If the Company elects to redeem the Notes prior to the Par Call Date, the Company will pay a redemption price equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest thereon, if any, to, but excluding, the redemption date: (1) 100% of the aggregate principal amount of the Notes to be redeemed and (2) as determined by a Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest thereon redeemed that would have been payable in respect of such Notes calculated as if the maturity date of such Notes was the Par Call Date, not including any portion of the payments of interest accrued to, but excluding, the date of redemption, discounted to such redemption date on a semi-annual basis (assuming a 360 day year consisting of twelve 30 day months) at the Adjusted Treasury Rate, plus 50 basis points. Neither the Trustee nor the Paying Agent shall have any responsibility for calculating the redemption price.

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means, with respect to the Notes, the United States Treasury security selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the Notes (assuming the Notes matured on March 13, 2025) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes (assuming the Notes matured on March 13, 2025).

“Comparable Treasury Price” means, with respect to any redemption date, the average of the Reference Treasury Dealer Quotations for such redemption date.

“Quotation Agent” means the Reference Treasury Dealer appointed as such agent by the Company.

“Reference Treasury Dealer Quotations” means, with respect to any Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the applicable Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding that redemption date.

“Reference Treasury Dealers” means each of (i) BofA Securities, Inc., Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC or an Affiliate or successor thereof, unless any such entity ceases to be a primary U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”), in which case the Company shall substitute another Primary Treasury Dealer; and (ii) any two other Primary Treasury Dealers selected by the Company.

4.            Selection and Notice of Redemption.

(a)           If less than all of the Notes are to be redeemed, in the case of certificated Notes, the Trustee will select Notes for redemption pro rata or by lot, or by a method that complies with applicable depositary requirements. In the case of global Notes, the Depositary in coordination with the Paying Agent may select global Notes for redemption pursuant to its applicable procedures. The Trustee, in the case of certificated Notes shall select Notes and portions of Notes in amounts of $2,000 and integral multiples of $1,000 in excess thereof. The Depositary, in connection with the Paying Agent, in the case of global Notes, shall select Notes and portions of Notes in amounts of $2,000 and integral multiples of $1,000 in excess thereof.

(b)          Notices of redemption will be sent at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may be conditional.

5.            Acceleration Upon Event of Default.

(a) If an Event of Default occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least 25% in principal amount of the then outstanding Notes by written notice to the Company and the Trustee, may, and the Trustee at the written request of such holders shall, declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, all outstanding Notes will become due and payable immediately without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power.

(b) The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all Notes waive any existing Default and its consequences under the Indenture except (i) a continuing Default in the payment of interest on, or the principal of, the Notes (provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration), (ii) a Default arising from the failure to redeem the Notes when required pursuant to the Indenture or (iii) a Default in respect of a provision that under Section 9.02 of the Indenture cannot be amended without the consent of each Holder of the Notes.

(c) The Indenture provides that if a Default occurs and is continuing and if it is actually known to a Responsible Officer of the Trustee, the Trustee shall mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold the notice if and so long as it in good faith determines that withholding the notice is in the interests of Holders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each Fiscal Year, an Officers’ Certificate stating that in the course of the performance by the signers of their duties as Officers of the Company they would normally have knowledge of any Default and whether or not the signers know of any Default that occurred during such period. The Company is also required to deliver to the Trustee, within 30 days after the Company first gains knowledge of the occurrence thereof, written notice in the form of an Officers’ Certificate of any event which with the giving of notice or the lapse of time would become an Event of Default, its status and what action the Company is taking or proposes to take with respect thereto (provided that, solely with respect to an Event of Default arising from certain events of bankruptcy or insolvency, no such status or description of action is required).

6.            Amendment and Modification.

The Indenture permits, with certain exceptions as therein provided, the amendment of the Notes or the Indenture and the modification of the rights and obligations of the Company and the rights of the Holders under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Securities of all Series under the Indenture then outstanding and affected by such amendment, voting as a single class.

7.            No Impairment of Obligation to Pay or Right to Convert.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, premium, if any, and interest on this Note at the times, places and rate, and in the coin or currency, herein prescribed.

8.            Transfer and Exchange.

As provided in the Indenture and subject to certain limitations set forth therein, the Notes shall be transferable only upon the surrender of a Note for registration of transfer. When a Note is presented to the Registrar with a request to register a transfer, the Registrar will register the transfer as requested if the requirements of the Indenture are satisfied. When Notes are presented to the Registrar with a request to exchange them for an equal principal amount of Notes of other denominations, the Registrar shall make the exchange as requested if the requirements of the Indenture are met. To permit registration of transfers and exchanges, the Company will execute and the Trustee will authenticate Notes at the Registrar’s request.

9.            No Service Charge.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment by the Holder of a sum sufficient to pay all taxes, assessments or other governmental charges in connection therewith.

10.          Treatment as Owner.

The registered Holder of a Note will be treated as the owner of it for all purposes.

11.          Payment of Interest.

For Notes in definitive form, interest on such Notes will be payable (i) to Holders holding an aggregate principal amount of Notes of $1.0 million or less, by check mailed to the Holders of those Notes and (ii) to Holders holding an aggregate principal amount of Notes of more than $1.0 million, either by check mailed to each Holder or, upon application by a Holder to the Registrar not later than the relevant record date, by wire transfer in immediately available funds to that Holder’s account, which application shall remain in effect until the Holder notifies, in writing, the Registrar to the contrary.

The Company shall pay the principal of and interest on Notes in global form registered in the name of or held by Cede & Co. or its respective nominees in immediately available funds to Cede & Co. or its respective nominees, as the case may be, as the registered Holder of such global Notes.

12.          No Liability.

No past, present or future director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability (except in the case of bad faith or willful misconduct) for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. Such waiver and release are part of the consideration for the issuance of the Notes.

13.          Governing Law.

THE INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

SCHEDULE OF INCREASES OR DECREASES

The initial principal amount of this Global Note is $[•].  The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Securities Custodian